EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is dated the 29th day of April, 2008 (the “Effective Date”), by and between Platinum Energy Resources, Inc., a Delaware corporation (the “Company”), and Robert L. Kovar, Jr. (the “Executive”).

WITNESSETH:

WHEREAS, on March 18, 2008, the Company and its wholly owned subsidiary, Permsub, Inc., a Delaware corporation (“Merger Sub”), entered into an Agreement and Plan of Merger among the parties (the “Merger Agreement”) with Maverick Engineering, Inc., a Texas corporation (“MEI”) and Robert L. Kovar Services, LLC, as stockholder representative, pursuant to which Merger Sub will merger with and into MEI (the “Merger”);

WHEREAS, it is a condition to the Merger that the Company and the Executive enter into this Agreement pursuant to which the Company will employ Executive as Chief Operating Officer of the Company and as President of MEI; and

WHEREAS, the Company desires to employ the Executive, and the Executive wishes to accept such employment with the Company, upon the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the mutual promises and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1. Employment. The Company hereby employs the Executive as Chief Operating Officer of the Company and as President of MEI, and the Executive hereby accepts such employment by the Company, upon the terms and conditions hereinafter set forth.

2. Employment Period. Subject to the provisions of Section 7 hereof, the term of the employment shall be for an initial period commencing on the Effective Date and ending on the earlier to occur of (i) the fifth anniversary of the Effective Date, or (ii) the occurrence of a Parent Exit Event (as defined in Section 11 below). This Agreement and the term of the employment hereunder may be renewed for additional periods to be mutually determined by the parties hereto in writing, on the same terms and conditions as set forth herein or upon such other terms and conditions as they may mutually determine in writing. The term of the Executive’s employment hereunder, including any continuation of the original term, is hereinafter referred to as the “Employment Period.”

3. Compensation.

(a) For performance of all services rendered under this Agreement, the Company shall pay the Executive a base salary at an annual rate of $200,000 payable in installments in accordance with the Company’s customary payroll practices, but no less frequently than once each month. The Company shall withhold from any and all payments required to be made to the Executive pursuant to this Agreement all federal, state, local and/or other taxes that are required to be withheld in accordance with applicable statutes and/or regulations.

(b) In addition to base salary, the Executive shall be eligible for a performance bonus in such amount and payable at such time or times as the Board of Directors of the Company (the “Board”), or any compensation committee thereof, may in its sole discretion determine, which bonus may be pursuant to the incentive compensation plan of the Company or otherwise as may be determined by the Board or committee thereof. The actual amount of any bonus, if any, shall be determined by the Board or committee in its sole discretion. To be eligible for any performance bonus, or any other bonus, Executive must be in the employ of Company upon date of payment.

(c) On the Effective Date, the Executive shall receive from the Company an initial grant of stock options pursuant to the Company’s 2006 Long-Term Incentive Compensation Plan (the “Plan”) to purchase 50,000 shares of common stock of the Company in the form of non-qualified stock options. On each of the four succeeding anniversaries of the Effective Date during the Employment Period, Executive shall receive an additional 50,000 non-qualified stock options pursuant to the Plan. All of such stock options: (i) shall entitle the Executive to purchase shares of the Company common stock at an exercise price equal to the Fair Market Value (as defined in the Plan)per share of the Company’s common stock on the date of grant; and (ii) shall vest with respect to 10,000 of the shares on each anniversary of the grant until all shares represented by the stock options are granted in accordance with the following schedule:

Date	Options Granted	Options Vested	Cumulative Number of Vested Options

April 29, 2008	50,000	0	0
April 29, 2009	50,000	10,000	10,000
April 29, 2010	50,000	20,000	30,000
April 29, 2011	50,000	30,000	60,000
April 29, 2012	50,000	40,000	100,000
April 29, 2013	0	50,000	150,000
April 29, 2014	0	40,000	190,000
April 29, 2015	0	30,000	220,000
April 29, 2016	0	20,000	240,000
April 29, 2017	0	10,000	250,000

and (iii) shall expire upon the tenth anniversary of the date of the grant of such options, or any later date made applicable by the terms of the Plan. A form of stock option award agreement is attached hereto as Exhibit A, which Executive agrees to execute and deliver to the Company on the Effective Date.

(d) Nothing contained in this Agreement shall be interpreted as a guarantee of a salary increase or annual or other bonus. No termination or amendment of the Plan will relieve the Company of its obligations hereunder with respect to the stock options to be granted pursuant to this Agreement.

(e) The compensation set forth in this Section 3 shall constitute total compensation for the Executive as an officer, director or employee of the Company and any of its subsidiaries, including MEI.

4. Duties. The Executive shall be employed as Chief Operating Officer of the Company and as President of MEI, and shall have such duties and responsibilities on behalf of the Company and MEI as are customarily performed by individuals holding such positions in the oil and gas and engineering industries, respectively. The Executive shall also perform such duties and responsibilities as set forth in the bylaws of the Company or as are assigned or delegated to him by the Board or its designee. Executive shall report directly to the board of directors of the Company. The Executive shall devote his entire working time, attention and energy exclusively to the business of the Company and MEI and shall cooperate fully with the Board in the advancement of the best interests of the Company. The Executive agrees not to engage in any activities outside of the scope of the Executive’s employment that would detract from, or interfere with, the fulfillment of his responsibilities or duties under this Agreement. The Executive agrees that the Executive will not serve as a director or the equivalent position of any company or entity, and will not render services of a business, professional or commercial nature to any other person or firm, without the prior written consent of the Board. If elected as a director of the Company or any of its subsidiaries, the Executive agrees to fulfill the duties of such directorships without additional compensation.

5. Expenses. Subject to compliance by the Executive with such policies regarding expenses and expense reimbursement as may be adopted from time to time by the Company , the Executive is authorized to incur reasonable expenses in the performance of his duties hereunder in furtherance of the business and affairs of the Company, and the Company will reimburse the Executive for all such reasonable expenses, upon the presentation by the Executive of an itemized account satisfactory to the Company in substantiation of such expenses when claiming reimbursement.

6. Employee Benefits; Vacations. The Executive shall be eligible to participate in such life insurance, medical and other employee benefit plans of the Company that may be in effect from time to time, to the extent he is eligible under the terms of those plans, on the same basis as other similarly-situated executive officers of the Company. The Company may from time to time modify or eliminate any or all benefits extended or provided in its sole discretion. The Executive shall be entitled to four weeks paid vacation per year, to be taken in accordance with the policies of the Company in effect from time to time, as determined by the Board.

7. Termination. Upon termination of the Executive’s employment, the Executive shall be entitled to any earned but unpaid base salary, as well as the additional benefits provided below in this Section 7. All capitalized terms used in this Section 7 and not previously defined are defined below in Section 11.

(a) In the event that the Executive’s employment is terminated by the Company for reasons other than Cause or in the event that Executive resigns his employment for Good Reason, the Executive will be provided a severance package which shall consist of a continuation for a period of eighteen (18) months following the date of termination of (A) salary under Section 3(a), payable in accordance with the Company's customary payroll practices, and (B) employee benefits as provided under Section 6. Executive shall also be paid an amount equal to the prorated portion of the performance bonus paid to him, if any, in the last full fiscal year of his employment by the Company. The Executive and the Company agree and stipulate that the foregoing severance benefit is intended to fully compensate Executive for the consequences suffered by him in the event of a termination of his employment hereunder by the Company for reasons other than Cause or by the Executive with Good Reason, which consequences are uncertain and difficult to prospectively determine, Such severance is not a penalty, and shall not be subject to reduction in the event that Executive obtains other employment during any period over which such severance is payable.

(b) In the event that the Executive’s employment is terminated by the Company for Cause or the Executive resigns without Good Reason, the Executive will not be entitled to a severance package and no payments or benefits hereunder (other than payment of earned but unpaid base salary) shall be owing or payable by the Company. In the event Employee is terminated for Cause or because of Disability, he will promptly resign from any officer and/or director positions he may hold at the Company or any of its subsidiaries.

(c)  In the event of the Executive’s death or Disability, the Company may (in the case of Disability) terminate the Executive’s employment and its sole obligation hereunder shall be to continue to pay to the Executive (or, in the case of death or incompetence, to his personal representative) his salary under Section 3(a) hereof for a period of twelve (12) months following the date of death or termination. Executive shall also be paid a prorated portion of his bonus paid in the last full fiscal year.

(d) Pursuant to applicable tax regulations, with respect to any incentive stock options or nonqualified stock options granted to the Executive, in the event that the Executive’s employment is terminated by the Company for Cause or by Executive without Good Reason all unvested stock options will be forfeited by the Executive and shall be cancelled. In the event that the Executive’s employment is terminated by the Company without Cause or by Executive with Good Reason or in the event of a Payoff Event or Parent Exit Event (as defined below in Section 11), all stock options actually granted prior to such termination date shall immediately vest. If the Executive’s employment terminates by reason of death or Disability, the Executive or the Executive’s personal representative will have twelve (12) months in which to exercise any vested incentive stock options and, with respect to vested nonqualified stock options, the Executive or the Executive’s personal representative will have the remaining term of the option period in which to exercise the option, and any unvested stock options as of such date of termination shall be cancelled. Notwithstanding the provisions of this subsection (c), in no event may any option be exercised past the expiration date of the option. The board of directors of Platinum may, in its sole discretion, accelerate the vesting of any unvested options in the event of termination of employment. The provisions herein relating to the exercise of options in the event of termination are intended to modify the provisions of Section 11.2 of Platinum’s 2006 Long-Term Incentive Plan, as it may be amended (the “Plan”) with respect to the Executive and are intended to be consistent with the stock option award agreement issued to Executive and, in the event of any conflict, the terms of the stock option award agreement shall govern.

(e) Notwithstanding any termination of the Executive’s employment for any reason whatsoever (with or without Cause or Good Reason), the Executive will continue to be bound by the provisions of the Section 8 below.

(f) In the event of a termination of the Executive’s employment by the Company for Cause or by Executive without Good Reason, the Cash Flow Note (as such term is defined in the Merger Agreement) issued to Executive shall, in accordance with the terms of the Cash Flow Note, be cancelled and the Company will no longer be obligated to make any of the payments thereunder. In the event of a termination of the Executive’s employment by the Company without Cause or by Executive for Good Reason, the outstanding aggregate principal amount of the Cash Flow Note issued to the Executive shall, in accordance with the terms of the Cash Flow Note, become immediately due and payable in full.

(g) All payments and benefits provided pursuant to subdivisions (a), (c) and (f) of this Section 7 shall be conditioned upon the Executive’s (or, in the case of his death or incompetence, the Executive’s personal representative’s) execution and non-revocation of a general release substantially in the form attached hereto as Exhibit B at the time of termination. The Executive’s refusal to execute such general release shall constitute a waiver by the Executive of any and all payments and benefits referenced in this Section 7.

(h) In the event the Executive materially breaches the terms of Section 8 below or any of the terms of the general release shown as Exhibit B, all of the Company’s obligations to the Executive pursuant to this Section 7 shall terminate and be void.

8. Confidentiality, Non-solicitation and Non-competition.

(a) Confidentiality. The Company considers the protection of its confidential information and proprietary materials to be very important. In connection with his duties, Company shall provide Executive with Confidential Information essential and relevant to the performance of job duties. Other than in the normal course of fulfilling Executive’s duties to and positions with the Company, its subsidiaries and affiliates, the Executive in return shall: (i) receive and hold all Confidential Information absolutely secret, undisclosed, in trust and in confidence, and shall comply with the Company’s policies and guidelines and use his best efforts for the protection of Confidential Information; and (ii) not reveal or disclose to any person outside the Company or use for his own benefit, whether by private communication or by public address or publication or otherwise, any Confidential Information without the Company’s specific written authorization or except as required by a mandatory provision of applicable law, provided however, that prior to any unauthorized use or disclosure of Confidential Information that is required by law, the Executive shall ,unless prohibited from doing so by applicable law, use best efforts to give the Company prior notice of any disclosure of Confidential Information required by law and shall permit and cooperate with any effort by the Company to obtain a protective order or similar protection for the Corporation.

All Confidential Information, including originals, copies and other forms thereof, however and whenever produced, shall be the sole property of the Company, not to be removed from the premises or custody of the Company, except in the normal course of business.

(1) “Confidential Information” shall mean the following information, whether or not originated by the Executive that relates to the business or affairs of the Company, its subsidiaries, or affiliates:

(i) “Material Information” meaning any information relating to the business, operations, capital and affairs of the Company that when released would have, or would reasonably be expected to have, a significant effect on the market price or value of any of the Company’s securities (or the securities of other companies with whom the Company may be conducting confidential negotiations). Material information consists of both material facts and material changes relating to the Company’s business, operations, capital and affairs and includes developments in the Company’s business, operations, capital and affairs;

(ii) “Business Opportunities” meaning all business ideas, prospects, proposals or other opportunities pertaining to the lease, acquisition, exploration, production, gathering or marketing of oil and gas and related products and the exploration potential of geographical areas on which oil and gas exploration prospects are located, which are developed by the Company during the term hereof, or originated by any third party and brought to the attention of the Company during the term hereof, together with information relating thereto (including, without limitation, geological and seismic data and interpretations thereof, whether in the form of maps, charts, logs, seismographs, calculations, summaries, memoranda, opinions or other written or charted means);

(iii) “Proprietary Information” meaning any and all records, notes, memoranda, data, ideas, patterns, processes, methods, techniques, systems, formulas, patents, models, samples, specimens, devices, programs, computer software, writings, research, personnel information, plans, customer lists, supplier lists, pricing materials and policies, purchasing methods and policies, seismic data, estimated or actual reserve amounts, potential drilling locations or any other information of whatever nature in the possession or control of the Company which has not been published or disclosed to the general public, over which the Company exercises reasonable efforts to maintain in confidence or which is the type of information that a similarly situated company would have an expectation would remain in confidence, and which gives to the Company an opportunity to obtain an advantage over competitors who do not know of or currently use such confidential information.

The above notwithstanding, information that: (A) was at the time of receipt by a third person otherwise known to that third person from a source other than the Executive; (B) has been published or is otherwise within the public domain, or is generally known to the public at the time of its disclosure; or (C) becomes known or available to the recipient from a source other than the Executive, is not Confidential Information hereunder.

(2) Executive acknowledges and agrees that: (a) he will receive or will become eligible to receive substantial benefits and compensation as a result of his employment by the Company, which benefits and compensation are offered to him only because and on condition of his willingness to commit his best efforts and loyalty to the Company, including abiding by the terms and restrictions in this Section 8; (b) as a result of the acquisition of Confidential Information, the Executive will occupy a position of trust and confidence with the Company and its subsidiaries, and affiliates; (c) the Business Opportunities constitute the exclusive property of the Company; (d) the Executive’s position of trust and knowledge of Confidential Information would enable the Executive to put the Company at a significant competitive disadvantage if the Executive breaches the restrictions in this Section 8; (e) irreparable damage would result to the Company if the provisions of this Section 8 hereof are not specifically enforced, and the Company shall be entitled to any appropriate legal, equitable, or other remedy, including injunctive relief, in respect of any failure or continuing failure on his part to comply with Section 8: and (g) any breach of this Section 8 shall constitute grounds for termination of the Executive’s employment for Cause.

(b) Non-solicitation. The Executive covenants and agrees that he will not at any time during his employment by the Company and for a period of eighteen (18) months thereafter (the “Restricted Period”), solicit, employ or otherwise, engage, as an employee, independent consultant or otherwise, any person who is an employee of the Company as of the Executive’s last day of employment with the Company, or in any manner induce or attempt to induce any employee of the Company to terminate his or her employment with the Company (as the case may be), or (iii) except as otherwise permitted after the expiration of the Restricted Period, at any time during or after the termination of the Executive's employment by the Company, interfere with the relationship of the Company with any person, including any person who at any time during the Employment Period was an employee of the Company.

(c) Non-competition. While employed by the Company and for a period of eighteen (18) months thereafter, Executive will not compete with the Company in any State in the United States in which the Company is, on the date hereof or on the date of termination, engaged in business, either in the form of ongoing business operations or active efforts to establish business operations. In accordance with this restriction regarding scope of activity, but without limiting its terms, while employed by the Company, Executive will not: (i) enter into or engage in any business which competes with the Company’s business or that will result in the use or disclosure of the Company’s Confidential Information; (ii) solicit customers, business, patronage or orders for, or sell, any products or services in competition with, or for any business that competes with, the Company’s business; (iii) divert, entice or otherwise take away any customers, business, patronage or orders of the Company or attempt to do so; or (iv) promote or assist, financially or otherwise, any person, firm, association, partnership, corporation or other entity engaged in any business which competes with the Company’s business. The covenant of the Executive contained in Section 8(c) is referred to herein as the Executive’s “Non-Compete Covenant.”

The foregoing notwithstanding, Executive may, without breaching or violating the Executive’s Non-Compete Covenant: (i) at any time following termination of Executive’s employment by the Company (but before the end of the Restricted Period), acquire, invest in, own and dispose of interests in minerals, royalty interests, overriding royalty interests, non-operating working interests and other non-operating interests in individual oil and gas properties or (ii) subject to the compliance with the Company’s Code of Ethics, at any time during or after Executive’s employment by the Company, directly or indirectly, acquire, invest in, own and dispose of publicly traded securities (in the aggregate being less than 3% of the total outstanding amount of any such securities) of companies other than the Company engaged in one or more competing business of the Company; provided however that during Executive’s employment Executive shall have no agreements, arrangements or other relationships with such company other than consumer agreements or community charitable organization relationships of the sort that such companies routinely maintain with members of the public at large, meaning that nothing herein shall prevent the Executive from, for example, holding a credit card issued by or soliciting a charitable contribution from a publicly traded oil company.

The Company acknowledges that Executive, through his interest in Kovar Mineral Partners, owns certain non-operating interests in individual oil and gas properties as of the date hereof (the “Mineral Properties”); such ownership is within the exception provided by the preceding paragraph.

(d) Indirect competition. For the purposes of Sections 8(b) and 8(c), but without limitation thereof, Executive will be in violation thereof if Executive engages in any or all of the activities set forth therein directly as an individual on Executive’s own account, or indirectly as a partner, joint venturer, employee, agent, salesperson, consultant, officer and/or director of any firm, association, partnership, corporation or other entity.

(e) Company. For the purposes of this Section 8, the Company shall include any and all direct and indirect subsidiaries of the Company for which Executive worked or had responsibility at the time of termination of his employment and at any time during the two (2) year period prior to such termination.

(f) Survival. Notwithstanding the termination of this Agreement and the Executive’s employment, the provisions of this Section 8 shall survive such termination.

(g) Enforcement. It is the desire and intent of the parties hereto that the provisions of this Agreement be enforceable to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, to the extent that a restriction contained in this Agreement is more restrictive than permitted by the laws of any jurisdiction where this Agreement may be subject to review and interpretation, the terms of such restriction, for the purpose only of the operation of such restriction in such jurisdiction, will be the maximum restriction allowed by the laws of such jurisdiction and such restriction will be deemed to have been revised accordingly herein.

9. Cooperation with the Company after Termination. Following termination of this Agreement for any reason (with or without Cause or Good Reason), the Executive shall fully cooperate with the Company in all matters relating to the winding up of the Executive's services under this Agreement and the orderly transfer of such matters to any person designated by the Company and shall promptly return to the Company all of the property of the Company (including any Confidential Information, and any copies thereof) and any other materials or information related to the Company, including all work product, whether finished or unfinished, prepared or produced by the Executive for the benefit of the Company under this Agreement.

10. No Conflict. The Executive hereby represents and warrants to the Company that (a) this Agreement constitutes the Executive’s legal and binding obligation, enforceable against him in accordance with its terms, (b) his execution and performance of this Agreement does not and will not breach any other agreement, arrangements, understanding, obligation of confidentiality or employment relationship to which he is a party or by which he is bound, and (c) during the Employment Period, he will not enter into any agreement, either written or oral, in conflict with this Agreement or his obligations hereunder.

11. Definitions.

(a) The term “Cause” shall mean: (i) the Executive’s failure or refusal to perform the Executive’s duties or carry out the reasonable and lawful directions of the Board (other than as a result of physical or mental illness, accident or injury) or any other material breach of this Agreement by the Executive (other than Section 8 which is covered by (viii) below); (ii) dishonesty, misconduct or illegal conduct by the Executive in connection with the Executive’s employment with the Company; (iii) the Executive’s conviction of, or plea of guilty or nolo contendere to, a charge of commission of a felony or any misdemeanor involving moral turpitude, or a material violation by the Executive of federal or state securities laws as determined by a court or other governmental body of competent jurisdiction; (iv) the Executive’s unlawful possession, use, sale or distribution of narcotics or other controlled substances; (v) a violation by the Executive of any Company policy or procedure resulting in material and demonstrable harm to the Company including, without limitation, a material violation of the Company’s Code of Ethics; (vi) any willful act or omission by Executive in the scope of his employment by the Company which in the reasonable and good faith judgment of the Board is of the type of act of omission that could reasonable result (A) in the assessment of a civil or criminal penalty against the Executive, the Company or its affiliates, (B) in a violation of any material foreign or United States federal, State, or local law or regulation having the force of law, or (C) is materially injurious to the Company or any of its affiliates; (vii) any intentional misrepresentation by the Executive of a material fact to, or intentional concealment by the Executive of a material fact from, (A) the Board or (B) the chief executive officer or any other member of senior management of the Company, where the misrepresentation or concealment results in the reasonable and good faith judgment of the Board in material and demonstrable harm to the Company (including, for example, the Company’s materially violating federal or state securities laws); and (viii) any breach by the Executive of the provisions of Section 8 hereof; provided, however, in the case of clause (i) above, the Company shall be required to give the Executive thirty (30) calendar days prior written notice of its intention to terminate the Executive for Cause and the Executive shall have the opportunity during such thirty (30) day period to cure such event if such event is capable of being cured; provided, further, that in the event that the Executive terminates his employment with the Company during such thirty (30) day period for any reason, other than for Good Reason the basis of which occurred prior to the date of notice of intention to terminate, such termination shall be considered a termination for Cause.

(b) The term “Disability” shall mean if the Executive is incapacitated or disabled by accident or sickness or otherwise so as to render him mentally or physically incapable of performing the services required to be performed by him under this Agreement for a period of 90 consecutive days or longer, or for an aggregate of 90 days during any twelve-month period.

(c) The term “Good Reason” shall mean: (i) any material adverse change in the Executive’s title or any material diminution in the Executive’s authority or responsibilities taken as a whole; (ii) the imposition of a requirement upon Executive that he relocate his residence from Victoria County, Texas or that his normal place of report is other than a location in Victoria County, Texas; and (iii) any material breach by the Company of its obligations under this Agreement; provided that, in any case, the Executive provides the Company with written notice of the Executive’s intention to terminate the Executive’s employment for Good Reason within thirty (30) days after Executive becoming aware of the occurrence of the event that the Executive believes would constitute Good Reason, gives the Company an opportunity to cure for thirty (30) days following receipt of such notice from the Executive, if the event is capable of being cured or, if not capable of being cured, to have the Company’s representatives meet with the Executive and the Executive’s counsel to be heard regarding whether Good Reason exists for the Executive to terminate the Executive’s employment with the Company.

(d) The term “Parent Exit Event” shall mean a Change In Control Event as defined in the Plan.

(e) The term “Payoff Event” shall have the meaning given it in the Cash Flow Note issued to the Executive pursuant to the Merger Agreement.

(f) The term “person” shall mean any individual, corporation, firm, association, partnership, other legal entity or other form of business organization.

12. Successors and Assigns; Entire Agreement; No Assignment. This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors or heirs, distributees and personal representatives. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersede other prior and contemporaneous arrangements or understandings with respect thereto. The Executive may not assign this Agreement without the prior written consent of the Company.

13. Notices. All notices and other communications required or permitted hereunder or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when hand-delivered, mailed by registered or certified mail (three days after deposited), faxed (with confirmation received) or sent by a nationally recognized courier service, as follows (provided that notice of change of address shall be deemed given only when received):

If to the Company:

Platinum Energy Resources, Inc.
25 Phillips Parkway
Montvale, New Jersey 07645
Attention: Barry Kostiner
Facsimile: [        ]

With a copy to

Sills Cummis & Gross P.C.
One Riverfront Plaza
Newark, New Jersey 07102
Attention: Eliezer Helfgott
Facsimile: (973) 643-6500

If to the Executive:

Mr. Robert L. Kovar, Jr.
1345 Bent Oaks Drive
Inez, Texas 77968

or to such other names and addresses as the Company or the Executive, as the case may be, shall designate by notice to each other person entitled to receive notices in the manner specified in this Section.

14. Changes; No Waiver; Remedies Cumulative. The terms and provisions of this Agreement may not be modified or amended, or any of the provisions hereof waived, temporarily or permanently, without the prior written consent of each of the parties hereto. Either party’s waiver or failure to enforce the terms of this Agreement or any similar agreement in one instance shall not constitute a waiver of its or his rights hereunder with respect to other violations of this or any other agreement. No remedy conferred upon the Company or the Executive by this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given hereunder or now or hereafter existing at law or in equity.

15. Governing Law; Jurisdiction. This Agreement and (unless otherwise provided) all amendments hereof and waivers and consents hereunder shall be governed by the law of the State of Texas, without regard to the conflicts of law principles. Each party hereby submits himself and itself, for the sole purpose of this Agreement and any controversy arising hereunder and thereunder, to the exclusive jurisdiction of the state and Federal courts located in the State of Texas, and waives any objection (on the grounds of lack of jurisdiction, forum non conveniens or otherwise) to the exercise of such jurisdiction over it by any such court in the State of Texas. Each party hereby agrees that service of process may be served on him or it by certified mail, return receipt requested, or overnight courier, sent to address of such entity listed in Section 13 above (or such other address as any such party notifies the others thereof by written notice). THE PARTIES HEREBY EXPRESSLY WAIVE THEIR RIGHTS TO HAVE A JURY TRIAL.

16. Severability. The Executive and the Company agree that should any provision of this Agreement be judicially determined invalid or unenforceable, that portion of this Agreement may be modified to comply with the law. The Executive and the Company further agree that the invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of its remaining provisions.

17. Headings; Counterparts. All section headings are for convenience only. This Agreement may be executed in several counterparts, each of which is an original.

IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the date first above written.

PLATINUM ENERGY RESOURCES, INC.

By:	/s/ Barry Kostiner
Name: Barry Kostiner
Title: Chief Executive Officer

/s/ Robert L. Kovar
Robert L. Kovar